Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Martha Fleming, Charles D. Christy
Fidelity Southern Corporation
(404) 240-1504

FIDELITY SOUTHERN CORPORATION

DECLARES QUARTERLY CASH DIVIDEND

Atlanta, GA (June 17, 2019) – Fidelity Southern Corporation (NASDAQ: LION) announced that Fidelity declared a quarterly cash dividend of $.12 per share on its Common Stock in respect of its second quarter earnings. This dividend is payable July 1, 2019, to shareholders of record on June 27, 2019.

As previously announced, Fidelity’s pending merger with Ameris Bancorp (“Ameris”) is currently expected to close on July 1, 2019.Therefore Fidelity is paying this regular quarterly dividend on a date earlier than its normal schedule. As a result of the anticipated closing of the merger, all dividends will be paid in cash either by check or through ACH, to be received promptly following the payment date of the dividend, and will not be eligible for dividend reinvestment.

Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and Wealth Management services and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. Indirect auto loans are provided in Georgia and Florida and mortgage loans are provided throughout the South, while SBA loans are originated nationwide. For additional information about Fidelity's products and services, please visit the web site at www.FidelitySouthern.com.

Cautionary Statements Regarding Forward-Looking Information

This communication contains forward-looking statements, as defined by federal securities laws, including the expected timing of the proposed merger between Ameris and Fidelity. The forward-looking statements in this communication are based on current expectations and involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements, including the parties’ ability to consummate the proposed merger or satisfy the conditions to the completion of the proposed merger on the terms expected or on the anticipated schedule. For a discussion of some of the other risks and other factors that may cause such forward-looking statements to differ materially from actual results, please refer to Ameris’s and Fidelity’s filings with the Securities and Exchange Commission, including their respective Annual Reports on Form 10-K for the year ended December 31, 2018 and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date they are made, and neither Ameris nor Fidelity undertakes any obligation to update or revise forward-looking statements.